NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 15% INCREASE IN QUARTERLY
EARNINGS PER SHARE TO $.53

          TOTOWA, N.J., January 31, 2006 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the first quarter ended December 31, 2005.

Quarterly earnings per share (diluted) from continuing operations increased 15% to $.53 from $.46 during the quarter ended December 31, 2004 as income from continuing operations increased to $6,661,000 for the first quarter of fiscal 2006 compared to $5,823,000 for the first quarter of fiscal 2005. Included in the current quarter’s results was $382,000 of costs for stock option compensation now required to be reported, effective for all reporting periods beginning October 1, 2005 for the Company, under Financial Accounting Standard Board standard No. 123(R).

Net revenues for the first quarter of fiscal 2006 increased 4.4% to $47,730,000 compared to $45,698,000 in the comparable period last year. Gross Profits increased from 43.8% to 52.7% in the Sleep Disorder segment, contributing to an overall gross margin improvement of 1%.

Following are the net revenues by business segment for the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT

	FOR THE THREE MONTHS ENDED DECEMBER 31,

	2005	2004	PERCENT CHANGE

Anesthesia	$22,348	$20,127	11.0%
Respiratory/Critical Care	10,560	10,148	4.1%
Sleep Disorder	10,176	10,752	(5.4%)
Pharmaceutical Technology Services	4,646	4,671	(0.5%)

Net Revenues	$47,730	$45,698	4.4%

Anesthesia net revenues increased 11.0% due in part to an increase in sales of Limb-O™, our patented anesthesia circuit, and an increase in sales of our anesthesia breathing systems. Respiratory/Critical Care net revenues have increased this quarter by 4.1% over the first quarter of fiscal 2005, resulting primarily from an increase in sales of our ABG product and our resuscitator product lines.

Net revenues in the Sleep Disorder business segment (Breas and SSA) declined 5.4% (an increase of 3.1% excluding the effects of foreign exchange) in the first quarter. Net revenues at

Sleep Services of America (SSA), our domestic sleep clinic business, increased 21.0%. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, decreased 19.6% (a decrease of 7.9% excluding the effects of foreign exchange). Despite the reduced sales, Breas was profitable for the first time since the first quarter of fiscal 2004 primarily as a result of higher margins realized from the sale of new products.

First quarter 2006 revenues in the Pharmaceutical Technology Services segment remained essentially even with the comparable period in the last fiscal year.

Terry Wall, President and CEO of Vital Signs, commented, “I am very pleased with the quarter turned in by our sleep disorder segment. Despite a decrease in revenue at Breas, our gross profit for sleep increased from 43.8% in the first quarter of 2005 to 52.7% in the first quarter of 2006. This helped to improve our sleep disorder segment’s operating result from a loss of $36,000 in the first quarter of 2005 to income of $1,142,000 in the first quarter of 2006. Other encouraging sleep news is that Breas has started to ship its new CPAP products, iSleep 10 and iSleep 20, during January. Our Sleep Services of America business recorded a 21% increase in revenue, while increasing both gross profit and operating margin.”

Our guidance for fully diluted earnings per share from continuing operations for fiscal 2006, remains at between $2.35 and $2.45 per share (excluding the effects of FASB 123(R)), which would be a 14% to 19% increase over fiscal 2005 results. Including the effects of FASB 123(R), and assuming that there are no additional grants of stock options in fiscal 2006, our guidance for fully diluted earnings per share from continuing operations for fiscal 2006 is between $2.28 and $2.38 per share, which would be a 10% to 16% increase over fiscal 2005 results. The Company believes that excluding the impact of FASB 123(R) is a beneficial disclosure, given the difficulty of comparing between a period in which FASB 123(R) applies and a period in which it does not apply.

Net cash provided from continuing operations for the three months ended December 31, 2005 was approximately $9.3 million as compared to $7.2 million for the three months ended December 31, 2004.

On January 27, 2006, the Board approved a quarterly dividend of $0.07 per share payable on February 28, 2006 to shareholders of record at the close of business on February 6, 2006. Shareholders with settlement dates after the February 6, 2006 record date will not receive this dividend, even if they entered into agreements to purchase their shares before February 6, 2006. Thus, for example, an investor who agrees to purchase shares before February 6, 2006 with a settlement date after February 6, 2006 will not receive the dividend.

All non-historical statements in this press release, including Vital Signs’ guidance with respect to fully diluted earnings per share from continuing operations for fiscal 2006, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2005.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or William Craig, CFO (973) 790-1330 http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTH PERIOD ENDED DECEMBER 31,

	2005	2004

Gross revenues	$63,923	$59,821
Rebates	(15,133)	(13,241)
Other deductions	(1,060)	(882)

Net revenues	47,730	45,698
Cost of goods sold and services provided	23,527	22,989

Gross Profit	24,203	22,709

Expenses:
Selling, general and administrative	12,723	12,008
Research and development	1,658	1,784
Restructuring charge	—	55
Interest and other (income)/expense, net	(532)	(221)

Income from continuing operations before income taxes and minority interest	10,354	9,083
Provision for income taxes	3,509	3,151

Income from continuing operations before minority interest	6,845	5,932
Minority interest	184	109

Income from continuing operations	6,661	5,823
Loss from discontinued operations, net	1	90

Net income	$6,660	$5,733

Earnings (loss) per common share:
Basic:
Income per share from continuing operations	$0.53	$0.46
Discontinued operations	0.00	(0.01)

Net earnings	$0.53	$0.45

Diluted:
Income per share from continuing operations	$0.53	$0.46
Discontinued operations	0.00	(0.01)

Net earnings	$0.53	$0.45

Basic weighted average number of shares	12,592	12,618
Diluted weighted average number of shares	12,682	12,771

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands) (Unaudited) December 31,

	2005	2004

Cash and cash equivalents	$86,033	$79,883
Accounts Receivable	31,327	31,548
Inventory	18,977	17,750
Current Assets	140,321	133,833
Total Assets	259,568	241,015

Current Liabilities	$17,203	$17,346
Total Liabilities	17,203	17,346
Shareholders equity	238,406	220,213